UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 4, 2023

LANDS' END, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-09769	36-2512786
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Lands’ End Lane Dodgeville, Wisconsin	53595
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (608) 935-9341

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2023, Lands’ End, Inc. (the “Company”) entered into a letter agreement with James Gooch setting forth the terms of his resignation as President and Chief Financial Officer of the Company at the conclusion of the current fiscal year, on January 27, 2023 (the “Resignation Date”). The letter agreement provides that following Mr. Gooch’s resignation as President and Chief Financial Officer, he will serve as an employee advisor of the Company from January 28, 2023 until the March 31, 2023 (the “Continued Employment Period”), during which period his services will include assisting with the transition of his duties as President and Chief Financial Officer and advising on business and financial matters. In consideration for Mr. Gooch’s services during the Continued Employment Period, he will receive a base salary at an annualized rate of $700,000, remain eligible for the welfare and pension benefits afforded to the Company’s employees generally, continue to vest any equity awards held as of January 4, 2023, and, subject to his continued employment through March 31, 2023, remain eligible for any outstanding cash payout opportunity under the Company’s 2020 Long-Term Incentive Program made during the Continued Employment Period. Mr. Gooch will not be eligible for new equity awards following January 4, 2023, and any compensation or benefits held (including, without limitation, equity awards), or for which Mr. Gooch is otherwise eligible, that are unvested as of immediately prior to the termination of the Continued Employment Period, shall be forfeited automatically for no consideration as of the termination of the Continued Employment Period. Following the Continued Employment Period, Mr. Gooch will serve as a consultant to the Chief Executive Officer of the Company from April 1, 2023 until February 2, 2024, during which period he will be paid a consulting fee on a bi-weekly basis, at an annualized rate of $700,000.

The benefits to Mr. Gooch under the letter agreement are contingent upon his execution of a general release of claims in favor of the Company and compliance with the restrictive covenants set forth in the July 2, 2021 Executive Severance Agreement by and between the Company and Mr. Gooch, including confidentiality, noncompetition, nonsolicitation and nondisparagement. In addition, if the Company terminates Mr. Gooch’s services without cause between the Resignation Date and February 2, 2024, subject to Mr. Gooch’s execution of a second general release of claims and continued compliance with surviving obligations to the Company (including all restrictive covenants included in his Executive Severance Agreement), the Company will continue to pay him the salary and consulting fee that would have been paid (on the schedule that it would have been paid) without such termination. If Mr. Gooch terminates his service for any reason or his service is terminated by the Company for cause prior to February 2, 2024, then the Company will have no obligations to Mr. Gooch other than payment of earned but unpaid salary or the consulting fee through the date of termination. In the event Mr. Gooch breaches the letter agreement (including the restrictive covenants in his Executive Severance Agreement), the Company may cease payment and claw back compensation and benefits following the Resignation Date.

In addition, on January 5, 2023, the Company announced that it has appointed Bernard McCracken, 61, as Interim Chief Financial Officer, effective as of January 28, 2023, to serve while the Company conducts a search for a permanent Chief Financial Officer.

Mr. McCracken has served as the Company’s Vice President, Controller and Chief Accounting Officer since 2014. Prior to joining the Company, from 2004 to 2014 Mr. McCracken served The Children’s Place, Inc. in the roles of Vice President Corporate Controller/Business Transformation Office, Senior Director of Special Projects and Senior Director of Accounting. Previously he served at Footstar, Inc. from 1998 to 2003 in the roles of Vice President of Finance (divisional CFO), Meldisco Division, and Assistant Controller. He also served as Consultant/Manager, Enterprise Risk Services-Retail Internal Audit Group at Deloitte & Touche LLP from 1997 to 1998, and served as Divisional Controller at The Leslie Fay Companies, Inc. from 1994 to 1997, and Assistant Controller at Loehmann’s Inc. from 1987 to 1994.

In addition to his existing annualized base salary of $317,240, Mr. McCracken will be paid the sum of $15,000 each month that he serves as Interim Chief Financial Officer. He also continues to participate in the Company’s Annual Incentive Plan with annual target incentive opportunity at 40% of eligible earnings, and the Lands’ End Long-term Incentive Program with annual target incentive opportunity at 50% of base salary.

Mr. McCracken is party to an Executive Severance Agreement with the Company, dated June 17, 2014, pursuant to which, if his employment is terminated by the Company without cause or by Mr. McCracken for good reason, he will be entitled to receive, six months of base salary at the rate in effect as of the date of termination, and other benefits upon termination of employment, as described in the standard form of severance agreements outlined in “Potential Payments upon Termination of Employment” in the Company’s March 31, 2022 Proxy Statement.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDS' END, INC.

Date: January 6, 2023	By:	/s/ Peter L. Gray
Name: Peter L. Gray
Title: Executive Vice President, Chief Administrative Officer and General Counsel